WALGREEN MANAGEMENT INCENTIVE PLAN

(As restated effective September 1, 2003)

1.

Purpose: The purpose of the Walgreen Management Incentive Plan (the "Plan") is to provide special incentive and motivation to those Walgreen employees who make substantial contributions to the success of Walgreen Co. by their exceptional service.

2.	Definitions: Whenever used in the Plan, the following terms shall have the meanings set forth below, unless the context clearly provides otherwise:
	a.	The term "Average Invested Capital" shall mean the total of the Invested Capital at the beginning of the fiscal year and at the end of each fiscal quarter of such fiscal year divided by five.
	b.	The term "Average Short-Term Borrowings" shall mean the daily average short-term borrowings of the Company during the fiscal quarter.
	c.	The term "Average Short-Term Investments" shall mean the daily average short-term investments of the Company during the fiscal quarter.
d.

The term "Base Salary" shall mean the base salary paid during the fiscal year to a Participant, and any such base salary earned but deferred or reduced pursuant to a Company Section 401(k) plan, or Section 125 plan, or another Company deferral plan. The term Base Salary does not include any incentive or performance bonuses, Christmas bonus, stock purchase discounts, or other fringe benefits, tips, suggestions system awards, or other supplementary remuneration.

e.

The term "Bonus Base Earnings" shall mean the consolidated net earnings of the Company for the fiscal year, before deducting the LIFO inventory valuation provision and the provision for taxes based upon income, less the interest income earned on Average Short-Term Investments in excess of Average Short-Term Borrowings which is deducted in the determination of Average Invested Capital, less the effect of the capitalized lease obligations upon income, plus the Stock Award Plan Provision and after adjusting to eliminate the effect of acquisitions and divestitures upon earnings, net of their related effect on the Profit-Sharing Provision, all computed in accordance with generally accepted accounting principles and as reported to the shareholders in the Annual Report of the Company, but subject to any adjustment as may be made under the provisions of paragraph 4f of the Plan.

	f.	The term "Bonus Percent" shall mean the percentage determined under the provisions of paragraph 4a of the Plan.
	g	The term "Committee" shall mean the Compensation Committee appointed by the Board of Directors of Walgreen Co. from among its own members.
	h.	The term "Company" shall mean and include Walgreen Co. and all of its wholly-owned subsidiaries.
	i.	The term "Disability" shall mean total and permanent disability as determined by the Committee.
j.

The term "Employee" shall mean any employee of the Company, including, but not limited to, the officers of Walgreen Co. Employee shall not include any person who is not classified as an employee in the common law sense in the records of the Company, even if those records are subsequently determined to have been in error or the person is subsequently reclassified as an employee. For example, no person shall be considered to be an Employee for any period of time during which he or she: (1) is a leased employee; (2) is an independent contractor; or (3) is otherwise not classified as an employee in the records of the Company.

k.

The term "Extraordinary Items" shall mean significant transactions that are different from the typical or customary business transactions and are not expected to occur frequently as determined by the informed professional judgment of the Chief Financial Officer of the Company after taking into consideration all the facts involved in a particular situation and the objectives of the Plan.

l.

The term "Individual Penalty" shall mean the amount of any reduction in the bonus share that would otherwise be allocated to a Participant, as determined by the Vice President in charge of the respective division, under the ultimate direction of the Committee and its delegates. Generally, Individual Penalties shall be imposed based on the determination that the Participant’s job performance and/or lack of compliance with Company policy (during or following the applicable Plan Year) do not warrant a full bonus (or any bonus).

m.

The term "Invested Capital" shall mean the consolidated shareowners' equity, plus long-term obligations (including the current portion of long-term debt and capital base obligations) plus deferred income taxes, plus the reserve for LIFO inventory valuation net of its income tax effect, all computed in accordance with generally accepted accounting principles, plus the Average Short-Term Borrowings and less the Average Short-Term Investments (allowing a net investment position to reduce the Invested Capital in a quarter) for the fiscal quarter, all as they may be classified as such under generally accepted accounting principles, except that any capitalized lease obligations shall be excluded, and the liability relating to the current year's Stock Award Plan Provision, net of profit sharing and income taxes shall be included, but all subject to any adjustment as may be made under the provisions of paragraph 4f of the Plan.

	n.	The term "Participant" shall mean any Employee who participates in and is eligible to receive incentive compensation under the terms of the Plan.
	o.	The term "Plan Year" shall mean the fiscal year of Walgreen Co., which runs from September 1 to the following August 31.
	p.	The term "Profit-Sharing Provision" shall mean the amount of the Company’s contribution to the Walgreen Profit-Sharing Retirement Plan that is expensed by the Company for the Plan Year.
q.

The term "Prorated Bonus Base Salary" shall mean, for the Plan Year ending August 31, 2004, the first $60,000 of a Participant’s Base Salary, or portion thereof, based on the percent of the year during which the Participant is eligible for a bonus under the Plan. For each subsequent Plan Year, this dollar threshold shall be indexed at the discretion of the Committee, such that it changes at a rate that is reasonably comparable to the rates of change in the Company’s corporate salary program. The Prorated Bonus Base Salary for a Plan Year shall be approved by the Committee at the same time it approves the Return on Invested Capital levels under paragraph 4a of the Plan.

r.

The term "Retirement" shall mean termination of employment from the Company in good standing, as determined by the Committee or its delegates, and after having attained at least age 55 and at least 10 years of continuous service.

	s.	The term "Return on Invested Capital" shall mean the Bonus Base Earnings for the fiscal year divided by the Average Invested Capital for the fiscal year.
	t.	The term "Salary Grade" shall mean the salary grades to which job positions are assigned under the Walgreen Co. Salary Administration Program.
u.

The term "Stock Award Plan Provision" shall mean the amount expensed by the Company for the Plan Year representing the amount that will be required to satisfy the granting of stock awards to certain key employees under the Walgreen Co. Restricted Performance Share Plan.

v.

The term "Swing Bonus Base Salary" shall mean that portion of a Participant’s Base Salary that is in excess of Prorated Bonus Base Salary and that is earned while the Participant is eligible for a bonus under the Plan.

3.	Eligibility and Participation: The following categories of Employees shall be eligible to participate in the Plan:
a.

Any Employee whose job position is within Salary Grades 10 – 33 (or such higher salary grade(s) as may in the future be established) or an equivalent salary grade and is not covered by another Company management incentive plan; and

b.

Any other Employee who is approved for participation by the Committee, based on the recommendation of Company management that he or she is in a position to make a substantial contribution to the success of the Company by exceptional service in a supervisory or staff position.

Notwithstanding the foregoing, the Committee shall have ultimate authority to approve or deny Plan participation to any individual Employee, and no Employee who is covered by another Company-sponsored management incentive plan or program shall be eligible to participate in the Plan. No Employee shall have a contractual right to receive any incentive award or payment, as all awards and payments are ultimately subject to the approval and authorization of the Committee.

4.	Determination of Bonuses: Participant bonuses for each Plan Year shall be determined as follows:
a.

Prior to the beginning of the Plan Year, or as early in the Plan Year as is practical considering the circumstances, management will recommend to the Committee the Return On Invested Capital which will result in Bonus Percents of 0%, 40%, 50%, 60%, 70%, 80%, 90% and 100%. When approved by the Committee, these rates of Return On Invested Capital will become the measures for determining the Bonus Percent to apply for that Plan Year, subject to the following:

	(1)	No bonuses will be paid unless the Bonus Percent earned is at least 5%.
	(2)	The maximum allowable Bonus Percent will be 100%.
	(3)	Bonus Percent between 0% and 40%, 40% and 50%, 50% and 60%, 60% and 70%, 70% and 80%, 80% and 90%, 90% and 100% will be interpolated on a straight-line basis.
	b.	For each Plan Year, Participants shall receive bonuses as follows:
(1) Each Participant in Salary Grade 14 and above and each Participant in Salary Grade 12 or 13 with more than two years of prior participation in the Plan will receive:
(a) Five Percent (5%) of his/her Prorated Bonus Base Salary; plus
(b) his/her Swing Bonus Base Salary multiplied by the Bonus Percent; minus
(c) any Individual Penalty.
(2) Each Participant in Salary Grade 12 or 13 who is in his or her second year of Plan participation and each Participant in Salary Grade 11 will receive:
(a) Sixty-six percent (66%) of his/her Prorated Bonus Base Salary multiplied by 5%; plus
(b) sixty-six percent (66%) of his/her Swing Bonus Base Salary multiplied by the Bonus Percent; minus
(c) any Individual Penalty.
(3) Each Participant in Salary Grade 12 or 13 who is in his or her initial year of Plan participation and each Participant in Salary Grade 10 will receive:
(a) Thirty-three percent (33%) of his/her Prorated Bonus Base Salary multiplied by 5%; plus
(b) thirty-three percent (33%) of his/her Swing Bonus Base Salary multiplied by the Bonus Percent; minus
(c) any Individual Penalty.
	c.	The following periods shall count for purposes of determining the years of Plan participation of Participants in Salary Grades 12 and 13:
(1) Periods of Plan participation in Salary Grades 10 and 11;
(2) Periods of participation in other Company incentive plans; and
(3) Such other periods of Company employment as determined by the Committee in its discretion.

The Committee and its delegates shall have the discretion to determine the extent to which periods of partial year participation are to be counted for this purpose and to credit past service in a manner that results in reasonable and equitable adjustments in total compensation when Participants move to new Salary Grade levels.

d.

After the end of each Plan Year when the computations and accounting determinations required by paragraphs 4a and 4b have been completed, the Chief Accounting Officer of the Company will report to the Committee that in his or her opinion those computations, and accounting determinations were made in reasonable accordance with the terms of the Plan, and generally accepted accounting principles, subject to any adjustments provided for under the terms of paragraph 4f of the Plan and the certifications provided for under the terms of paragraph 4e of the Plan.

e.

At the end of each fiscal quarter, the Treasurer of the Company will certify in writing to the Chief Accounting Officer of the Company the Average Short-Term Borrowings and the Average Short-Term Investments for the fiscal quarter just ended.

f.

In the event that the Company experiences any Extraordinary Items, the Finance Committee of the Board of Directors will recommend to the Committee, which will in turn make its recommendations to the full Board of Directors, whether such Extraordinary Items will be included in or excluded from the determination of the Bonus Percent, and a report of the Board of Directors' decision will be delivered in writing to the Chief Accounting Officer of the Company.

g.

The bonuses earned by Participants under the terms of the Plan will be paid to Participants after the first meeting of the Board of Director which follows the end of the applicable Plan Year, but in no event later than the date by which such bonuses must be paid in order to be allowed as a Federal income tax deduction for the fiscal year coinciding with such Plan Year.

5.	Participation for Partial Plan Years:
a.

Any Plan Participant whose employment with the Company terminates during a Plan Year for reasons other than Retirement or Disability shall not be eligible for a bonus for that Plan Year. It is not intended that this paragraph of the Plan shall prohibit Company management from recommending to the Committee for its approval a discretionary bonus if in the sole judgment of management such a discretionary bonus is warranted.

b.

A Participant who is eligible for a bonus hereunder for a portion of a Plan Year (due to hire, promotion or transfer during that Plan Year), shall generally be eligible for a bonus under this Plan based on Base Salary earned during the eligible portion of the Plan Year. Notwithstanding the foregoing, the bonus amount payable to a Participant who is hired within the Plan Year, moves to a different bonusable grade level during the Plan Year, or receives payment under another Company incentive plan during the current or prior year, shall be subject to the discretion of the Committee and its delegates.

c.

Subject to the end-of-year employment requirement set forth in paragraph 5a above, a Plan Participant who is on a Company-approved leave of absence for a portion of a Plan Year shall remain eligible for a bonus for such Plan Year, provided that such leave of absence is six months or less. Any short-term and/or long-term disability pay during any such leave of absence shall be included in such Participant’s bonusable Base Salary.

6.

Administration. Subject to the terms of the Plan and the powers granted to the full Board of Directors, the Committee has ultimate authority and responsibility for the administration of the Plan. The Committee shall have all powers necessary to administer the Plan, including, without limitation, the power to interpret the provisions of the Plan, to decide all questions of eligibility, to establish rules and forms for the administration of the Plan, and to delegate specific duties and responsibilities to officers or other employees of the Company. All determinations, interpretations, rules, and decisions of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

7.

Indemnification. The Company shall indemnify the members of the Committee, the members of the Board and all Company officers and other employees responsible for administering the Plan against any and all liabilities arising by reason of any act or failure to act made in good faith in accordance with the provisions of the Plan. For this purpose, liabilities include expenses reasonably incurred in the defense of any claim relating to the Plan.

8.	Amendment and Termination. The Plan may be amended from time to time or terminated at any time by the Board of Directors of Walgreen Co.
9.	General Plan Provisions:
a.

Nothing in this Plan is intended to limit the authority of the Committee to award additional discretionary bonuses to one or more senior executives of the Company as the Committee deems appropriate from time to time.

b.

The impact of the payment of bonuses under the Plan on Participants’ other Company employee benefits shall be based on the governing terms of such other employee benefit plans and programs, or as determined by the Committee or its delegates, where necessary.

c.

Neither the existence of the Plan nor any substantive aspect of the Plan shall give any Participant the right to continued employment with the Company for any period of time or shall interfere with the right of the Company to discipline or discharge a Participant at any time.

	d.	The Company shall withhold from any bonus payment made pursuant to the Plan any taxes required to be withheld from such payment under local, state or federal law.
	e.	The Company shall not be required to fund or otherwise segregate any cash or other assets for purposes of meeting its obligations under the Plan.
	f.	The provisions of the Plan shall be construed and interpreted according to the laws of the State of Illinois, except as preempted by federal law.
g.

A Participant shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Plan and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law.

h.

The Plan shall be binding upon the Company and any successor of the Company, including without limitation any corporation or other entity acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise. Such successor shall thereafter be deemed the "Company" for the purposes of the Plan.